UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 4, 2014

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7915 Baymeadows Way, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 4, 2014, ParkerVision, Inc. (the “Company”) entered into a Licensing Services Agreement (the “Agreement”) with 3LP Advisors, LLC (“3LP”) and McKool Smith (“McKool”). 3LP currently serves as an intellectual property advisor to the Company, pursuant to a previous arrangement. McKool currently serves as the Company’s counsel in its patent infringement litigation more fully described in Note 11 of the financial statements included in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2013.

Under the Agreement, the Company engaged 3LP to manage the Company’s patent licensing operations. The term of the Agreement (the “Term”) commenced upon signing and continues for a period of three years, unless extended or terminated in accordance with the Agreement. The engagement is exclusive for the first 12 months of the Term and this exclusive period may be extended by written agreement of the Company and 3LP.

 3LP will, among other things, maintain and update technical and marketing materials for the patent licensing operations, conduct market research and identify a list of target licensees, prepare solicitation materials and initiate contact with target licensees, review and evaluate offers from targets, assist in negotiating license agreements and provide sufficient professional and other staff.  Kevin Rivette, 3LP’s co-founder and managing partner, and at least two additional professionals, including one legal professional, will devote substantially all of their professional time to the Company’s patent licensing operations. In addition, a second 3LP partner will devote 50% of his professional time to the Company’s licensing operations, along with additional 3LP licensing professionals, analysts and associates as necessary. 3LP will bear the costs and expenses of its staff and related overhead (except for international travel expenses preapproved by the Company). The Company will, among other things, provide a team to support 3LP’s efforts (which will include one or more executive officers, technical experts and legal support). The Company will bear the direct out of pocket costs of the patent licensing operations in accordance with an agreed budget (including certain third party reports and services and outside legal services). The Company has sole and exclusive right to make decisions with respect to proposed transactions.

Upon the Company’s request, McKool will provide legal services to 3LP in support of 3LP’s services under the Agreement. 3LP’s compensation will consist of success fees equal to a percentage of the net proceeds received by the Company for licensing or licensing-related activities or direct or indirect sale of any of its patent assets.   3LP will also receive a monthly retainer during the first 12 months of the Term, which will be offset against any success fees (with the exception of the retainer for the first six months) and which will terminate once the aggregate success fees reach a specified threshold.

The Term may be extended for additional periods of no less than one year at the election of the Company on no less than 30 days prior written notice. The Agreement may be terminated under certain circumstances, including, among others: by either party, upon material breach of the other party, if such breach is not cured (if curable) within 30 days; by the Company, on 30 days notice, if Kevin Rivette fails to devote substantially all of his professional time to the patent licensing operations; and upon consummation of a sale of the Company, subject to certain exceptions.

3LP and the Company each agreed to keep confidential and not disclose the confidential information of the other party. The Company agreed to indemnify 3LP and its managers, officers, employees and agents against all claims relating to 3LP’s conduct in connection with the provision of services under the Agreement, except to the extent the claims arise out of a breach of the Agreement by 3LP (unless proximately caused by the Company’s failure to provide information) or fraud or willful misconduct or gross negligence of 3LP. 3LP agreed to indemnify the Company and its managers, officers, employees and agents from all claims relating to 3LP’s conduct in connection with the provision of services under the Agreement to the extent they arise out of a breach of the Agreement by 3LP (unless proximately caused by the Company’s failure to provide information) or fraud or willful misconduct or gross negligence of 3LP.

Item 7.01.	Regulation FD Disclosure.

On February 5, 2014, the Company issued a press release announcing the engagement of 3LP. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, and the exhibits related thereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01, and the exhibits related thereto, shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2014

PARKERVISION, INC.

By:	/s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer

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